Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 (Nos. 333-193904, 333-172142, 333-128379, 333-119747 and 333-150773) of Beacon Roofing Supply, Inc., and

(2)	Form S-4 (No. 333-209548) of Beacon Roofing Supply, Inc.

of our report dated November 24, 2015, except for Notes 2 and 18 as to which the date is February 16, 2016, with respect to the consolidated financial statements of Beacon Roofing Supply, Inc. as of September 30, 2015 and September 30, 2014 and for the three-year period ended September 30, 2015, and our report dated November 24, 2015, with respect to the effectiveness of internal control over financial reporting of Beacon Roofing Supply, Inc. as of September 30, 2015 included in Exhibit 99.1 to Beacon Roofing Supply, Inc.’s Current Report on Form 8-K dated March 25, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
March 25, 2016